Exhibit 4.16

WAIVER AND AMENDMENT AGREEMENT

THIS AGREEMENT dated as of March 29, 2006 is entered into by and among Pope & Talbot Ltd. (“Pope & Talbot Canada”) and P&T Factoring Limited Partnership, each in its capacity as a Borrower and as a Guarantor in respect of the obligations of the other Borrower, Mackenzie Pulp Land Ltd. and P&T Finance Two Limited Partnership, each in its capacity as a Guarantor of the obligations of both Borrowers, and The Toronto-Dominion Bank, as Administration Agent (the “Agent”), in its capacity as the Administration Agent for and on behalf of the Lenders under the Credit Agreement (as defined below).

WHEREAS:

A. The parties hereto are, together with the Lenders, parties to a third amended and restated credit agreement dated as of November 30, 2004, as amended by an amending agreement dated as of July 27, 2005 amongst the same parties, and which was in turn amended by an amendment of amending agreement dated as of December 16, 2005, also amongst the same parties (as so amended, the “Credit Agreement”);

B. Section 8.1(y) of the Credit Agreement provides that, for so long as any amount remains outstanding under the Acquisition Facility, and from and after the Conversion Date in respect of the Operating Facility, the Borrowers shall ensure that as at each fiscal quarter end of the Borrowers, the ratio of Normalized EBITDA to Interest Expense for the four fiscal quarters then ended, calculated in accordance with the Credit Agreement, shall not be less than 2 to 1 (the “Subject Financial Covenant”); and

C. The Borrowers have requested that the Lenders waive compliance with the Subject Financial Covenant as at the fiscal quarter ended March 31, 2006, and the Lenders have agreed to provide such a waiver on the terms and conditions set out herein.

NOW THEREFORE in consideration of the premises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Defined Terms. In this Agreement, all defined terms shall have the respective meanings set forth in the Credit Agreement, unless otherwise defined herein.

2. Representations and Acknowledgements of Borrowers. Each of the Borrowers hereby:

(a)	represents and warrants that it is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) and has no knowledge that it will become an insolvent person or that it is on the eve of insolvency; and

(b)	acknowledges and agrees that the granting of the waiver set out in paragraph 3 of this Agreement is of vital importance to the Borrowers in order to avoid the occurrence of an Event of Default under the Credit Agreement, which would have significant financial consequences to the Borrowers.

3. Waiver of Subject Financial Covenant. The Agent, for and on behalf of the Lenders, hereby waives compliance with the Subject Financial Covenant as at the fiscal quarter ended March 31, 2006 for the four fiscal quarters then ended, subject to the terms and conditions of this Agreement.

4. Agreement to Grant Additional Security. Pope & Talbot Canada hereby agrees with the Agent and the Lenders:

(a)	to grant forthwith in favour of the Agent for the benefit of the Lenders:

(i)	a debenture in the principal amount of $200,000,000 containing a fixed charge over all of the real property interests of Pope & Talbot Canada not currently charged in favour of the Agent under the Credit Agreement; and

(ii)	a general security agreement creating a security interest over all present and after-acquired personal property of Pope & Talbot Canada,

except in each case any real property interests or personal property held by Pope & Talbot Canada as general partner of Pope & Talbot Spearfish Limited Partnership, and each in form and content satisfactory to the Agent; and

(b)	to comply with Section 11.2 of the Credit Agreement in respect of the debenture and general security agreement referred to in subparagraph (a) above.

5. Amendment of Credit Agreement. The Credit Agreement is hereby amended as follows:

(a)	The following definition is added to the Credit Agreement as Section 1.1 (cz.1):

“Material U.S. Subsidiary” means, at any time, a Subsidiary of Pope & Talbot US which has consolidated assets with a book value exceeding US$10,000,000, and in any event includes P&T Funding Ltd. and Pope & Talbot Spearfish Limited Partnership.

(b)	The definition of “Operating Facility Maturity Date” in Section 1.1(dm) of the Credit Agreement is amended by deleting “two years” therefrom and substituting “one year”.

(c)	The definition of “Permitted Liens” in Section 1.1(dv) of the Credit Agreement is amended by inserting “in favour of the Lenders” in the second line of subparagraph (xi) thereof immediately before “created by”.

(d)	Section 2.9 of the Credit Agreement is amended by deleting “two years” from the sixth line of paragraph (iv)(B)(2) thereof and substituting “one year”.

(e)	Section 8.1(p) of the Credit Agreement is amended by adding the following at the end thereof:

“Notwithstanding the foregoing or any other provision to the contrary in this Agreement, the Borrowers will provide a Margin Report to the Administration Agent as at June 30, 2006 (the “June 2006 Margin Report”) by no later than July 21, 2006. If the Conversion Date is not extended beyond July 2006 pursuant to Section 2.9, the aggregate Commitments of the Lenders in respect of the Operating Facility will be reduced to the amount of the Borrowing Base as shown in the June 2006 Margin Report, with effect as of the date of delivery of the June 2006 Margin Report. For greater certainty, the Borrowers will continue to be obligated to provide Margin Reports following the Conversion Date in accordance with this paragraph (p), and the last sentence of Section 2.5 and the last sentence of Section 2.11 will continue to apply on and after the Conversion Date.”

(f)	Section 9.1(a) of the Credit Agreement is hereby amended by deleting the semicolon and the word “and” at the end of subparagraph (ii) and substituting a period, and by deleting subparagraph (iii) in its entirety.

(g)	Section 12.1 of the Credit Agreement is amended by adding, in each of paragraphs (f), (g), (h), (i) and (j) thereof, the phrase “Pope & Talbot US, Material U.S. Subsidiaries,” prior to the phrase “either of the Borrowers” wherever it appears. In addition, the fourth line of paragraph (j) of Section 12.1 is amended by deleting “such Borrower or Material Subsidiary” and inserting in its place “Pope & Talbot US, such Material U.S. Subsidiary, Borrower or Material Subsidiary, as applicable,”.

6. Condition Precedent to Waiver. The waiver of the Subject Financial Covenant as provided in paragraph 3 hereof is subject to the condition that the Agent, for and on behalf of the Lenders, has prior to March 31, 2006 received satisfactory evidence of the receipt by Pope & Talbot US of waivers by Wells Fargo of compliance with covenants under the revolving credit agreement between Pope & Talbot US and Wells Fargo requiring that as of December 31, 2005 Pope & Talbot US have consolidated stockholders’ equity of at least US$127,649,000 and a ratio of total debt to total capitalization of no more than 72.5% and that as March 31, 2006 Pope & Talbot US have consolidated stockholders’ equity of at least US$95,000,000 and a ratio of total debt to total capitalization of no more than 77.5%.

7. Confirmation by Guarantors. Each of the Guarantors consents to the terms of this Agreement, including the amendments to the Credit Agreement contained herein, and confirms that its guarantee of the obligations of the Borrowers under the Credit Agreement remains in full force and effect. Each of the Guarantors further confirms that it has no assets which are not subject to security in favour of the Agent to secure such Guarantor’s obligations under its guarantee or under the Credit Agreement (except, in the case of Pope & Talbot Canada, for those assets which will become subject to a security interest pursuant to subparagraph 4(a) above and assets held by it as general partner of Pope & Talbot Spearfish Limited Partnership), and agrees that if it acquires any assets which are not subject to such security it will forthwith give written notice thereof to the Agent and will execute and deliver such further security documents as the Agent may request to create and perfect a security interest in such assets.

8. Additional Documents. Each of the Borrowers and the Guarantors agrees to provide to the Agent and the Lenders all such certificates and documentation in connection with this

Agreement and the granting and registration of security described in subparagraph 4(a) or paragraph 7 above, including a favourable opinion of counsel to the Borrowers and the Guarantors, as the Lenders or the Agent may reasonably request.

9. Payment of Expenses. Without limiting the Borrowers’ obligations to the Lenders under Section 14.5 of the Credit Agreement, the Borrowers jointly and severally agree to pay upon demand the reasonable costs and expenses of the Agent and the Lenders and their counsel in connection with the negotiation, preparation, approval, execution, delivery and implementation of this Agreement.

10. Limited Effect and Confirmation of Credit Agreement. It is acknowledged and agreed that the terms of this Agreement are in addition to, and unless specifically provided for shall not limit, restrict, modify, amend or release any of, the understandings, agreements or covenants as set out in the Credit Agreement. This Agreement shall not be construed as a waiver or consent to any further or future action that would require a waiver or consent of the Agent or any or all of the Lenders under the Credit Agreement. Except as expressly amended hereby, the terms and conditions of the Credit Agreement shall continue in full force and effect.

11. Acknowledgement. Each of the Borrowers and the Guarantors acknowledges and agrees that the covenants and agreements of Pope & Talbot Canada contained in paragraph 4 hereof and the covenants and agreements of the Borrowers or the Guarantors (as the case may be) contained in paragraphs 7, 8 and 9 hereof shall be deemed to be covenants under the Credit Agreement, and that a failure to comply with paragraph 4 for a period of five days after written notice from the Agent, or a failure to comply with paragraph 7, 8 or 9 for a period of 15 days after written notice from the Agent, shall in each case constitute an Event of Default under the Credit Agreement.

12. Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing such a counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or by e-mail in pdf format shall be effective as delivery of a manually executed counterpart hereof.

13. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

14. Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon the parties to this Agreement and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first above written.

POPE & TALBOT LTD.

By:	/s/ Richard Atkinson
Name: Richard Atkinson Title: Vice President, Chief Financial Officer

By:	/s/ DeeAnn Lindsley
Name: DeeAnn Lindsley Title: Treasurer & Assistant Secretary

P&T FACTORING LIMITED PARTNERSHIP by its Managing General Partner, POPE & TALBOT PULP SALES U.S., INC.

By:	/s/ Richard Atkinson
Name: Richard Atkinson Title: Chief Financial Officer

By:	/s/ DeeAnn Lindsley
Name: DeeAnn Lindsley Title: Assistant Secretary

MACKENZIE PULP LAND LTD.

By:	/s/ Richard Atkinson
Name: Richard Atkinson Title: Vice President

By:	/s/ DeeAnn Lindsley
Name: DeeAnn Lindsley Title: Assistant Secretary

P&T FINANCE TWO LIMITED PARTNERSHIP by its General Partner, PENN TIMBER, INC.

By:	/s/ Richard Atkinson
Name: Richard Atkinson Title: Chief Financial Officer

By:	/s/ DeeAnn Lindsley
Name: DeeAnn Lindsley Title: Assistant Secretary

THE TORONTO-DOMINION BANK, as Administration Agent

By:	/s/ Ronald J. Kowpak
Name: Ronald J. Kowpak Title: Vice President, Loan Syndications – Agency